ALR Technologies Partners with Centrus Health Clinics to Conduct a Clinical Pilot

ALRT will demonstrate proof of its remote diabetes patient management concept in partnership with Clinics of Centrus Health Kansas City

(May 27, 2020 -- RICHMOND, VA) ALR Technologies, Inc. ("ALRT") (OTCQB: ALRT), the diabetes management company, has signed agreements with clinics of Centrus Health Kansas City to conduct a clinical pilot. Four Centrus Health Kansas City primary care clinics will participate in the pilot: AdventHealth Medical Group, Clay-Platte Family Medicine Clinic, Northland Family Care and one other clinic.

The pilot will demonstrate the clinical usefulness of the ALRT Diabetes Solution in improving diabetes patient outcomes while reducing the cost of care. Remote diabetes patient management has gained much attention during the COVID-19 outbreak. Patients with diabetes who catch the virus are among the most vulnerable for clinical complications, so preventing their exposure is paramount. By providing quality remote diabetes care, physicians can keep their patients safe and well-managed while broadening their own array of reimbursable services.

Centrus Health Kansas City clinics will enroll patients with type 2 diabetes ("T2D") who use insulin and non-insulin diabetes therapies. Patients will be divided into two cohorts: those with baseline A1C values of 7.0%-8.0%, and those with baseline A1C values of ≥9.0%. Rationale for these cut points includes the fact that many health plans financially incentivize physicians for keeping patients' A1C levels below 7.0%, the standard target set forth by the American Diabetes Association. Health plans also may penalize physicians financially when patients' A1C levels exceed 9.0%. An objective of the pilot is to determine the effectiveness of the ALRT Diabetes Solution in assisting physicians to address these targets.

For the pilot, the study patients' blood glucose data will be analyzed during the 24-week treatment period using the ALRT Diabetes Solution remote patient management platform. The study will determine the usefulness and feasibility of using this innovative technology in managing T2D patients. The primary outcome measure will be A1C reduction, particularly below the 7.0% and 9.0% cut points, respectively. Secondary outcome measures will include patient adherence to blood glucose testing regimens and frequency of hypoglycemic episodes.

Centrus Health Kansas City clinics comprise a major provider network for the area's largest health insurers, including BCBS of Kansas City, Aetna and others. With successful pilot results, ALRT's objective is to have the ALRT Diabetes Solution included on these plans' formularies for diabetes testing supplies.

The ALRT Diabetes Solution is an FDA-cleared, HIPAA-compliant, remote diabetes patient management system that leverages blood glucose data patterns to improve diabetes outcomes. The system includes patent pending patient management software, weekly patient reviews, FDA-cleared insulin dose adjustment suggestions, physician support for non-insulin therapy advancement, a blood glucose meter and testing supplies with an iOS and Android App for data uploading. This entire system is offered at a competitive price, comparable to blood glucose testing supplies alone from other manufacturers.

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About ALR Technologies Inc.
ALR Technologies is a medical device company that developed the ALRT Diabetes Solution, a comprehensive approach to diabetes care that includes: an FDA-cleared and HIPAA compliant diabetes management system that collects data directly from blood glucose meters and continuous glucose monitoring devices; a patent pending Predictive A1C algorithm to track treatment success between lab reports and an FDA-cleared Insulin Dosing Adjustment program. ALRT also offers an algorithm to provide physician support for timely non-insulin medication advancements. The overall goal is to optimize diabetes drug therapies to drive improved patient outcomes. The program tracks performance of all clinical activities to ensure best practices are followed. The ALRT Diabetes Solution gives providers a platform for remote diabetes care, helping to minimize patient exposure to potential infections in clinical settings. Currently, the Company is focused on diabetes and will expand its services to cover other chronic diseases anchored on verifiable data. More information about ALR Technologies Inc. can be found at www.alrt.com.

About Centrus Health Kansas City
Centrus Health is a physician-led, Clinically Integrated Network of over 1,600 physicians, representing the employed medical groups of North Kansas City Hospital, AdventHealth Shawnee Mission and The University of Kansas Health System, and independent physicians including the Kansas City Metropolitan Physician Association. Centrus Health strives to improve the quality and efficiency of medical care by working collaboratively with its participating physician practices, sharing data, and holding each other accountable for performance against clinical quality and efficiency standards. Creating a Clinically Integrated Network is a key step toward providing effective population health management for our region and patients will experience improved coordination of care.

Contact: Ken Robulak: 727.736.3838 email: info@alrt.com